As filed with the Securities and Exchange Commission on July 27, 2011

Registration Statement No. 333-145774

Registration Statement No. 333-116132

Registration Statement No. 333-105307

Registration Statement No. 333-16719

Registration Statement No. 333-102544

Registration Statement No. 333-57171

Registration Statement No. 33-84398

Registration Statement No. 33-75444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145774

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116132

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-105307

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-16719

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-102544

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-57171

Post Effective Amendment No. 2 to Form S-8 Registration Statement No. 33-84398

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-75444

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	74-2175590
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2950 North Loop West, Suite 1200 Houston, Texas	77092
(Address of Principal Executive Offices)	(Zip Code)

Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated)

Sterling Bancshares, Inc. 2004 Employee Stock Purchase Plan

Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan

1995 Non-Employee Director Stock Compensation Plan

Sterling Bancshares, Inc. 1994 Stock Incentive Plan (as Amended and Restated)

1984 Incentive Stock Option Plan

(Full title of the plans)

James W. Goolsby, Jr., Esq.

Executive Vice President & General Counsel

2550 North Loop West, Suite 600

Houston, Texas 77092

(Name and address of agent for service)

(713) 466-8300

(Telephone number, including area code, of agent for service)

Copy to:

Gregory C. Hill

Locke Lord Bissell & Liddell LLP

600 Travis Street, Suite 3400

Houston, Texas 77002-3095

(713) 226-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Sterling Bancshares, Inc. (the “Registrant”):

File No. 333-145774, pertaining to the registration of $6,000,000 of deferred compensation obligations and 100,000 shares of common stock, par value $1.00 per share, of the Registrant (the “Common Stock”), issuable under the Sterling Bancshares, Inc. Deferred Compensation Plan (as amended and restated).

File No. 333-116132, pertaining to the registration of 1,500,000 shares of Common Stock, issuable under the Sterling Bancshares, Inc. 2004 Employee Stock Purchase Plan (as amended and restated).

File No. 333-105307, pertaining to the registration of 2,150,000 shares of Common Stock, issuable under the Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan.

File No. 333-16719, pertaining to the registration of 152,250 shares of Common Stock, issuable under the 1995 Non-Employee Director Stock Compensation Plan.

File No. 333-102544, pertaining to the registration of 900,000 shares of Common Stock, issuable under the Sterling Bancshares, Inc. 1994 Stock Incentive Plan (as amended and restated).

File No. 333-57171, pertaining to the registration of 228,125 shares of Common Stock, issuable under the Sterling Bancshares, Inc. 1994 Stock Incentive Plan (as amended and restated).

File No. 33-84398, as amended, pertaining to the registration of 1,771,875 shares of Common Stock (includes 350,000 shares of Common Stock registered in the initial filing of the Registration Statement filed on September 27, 1994 and gives effect to the Registrant’s 1995, 1996, 1997 and 1998 three-for-two stock splits), issuable under the Sterling Bancshares, Inc. 1994 Stock Incentive Plan (as amended and restated).

File No. 33-75444, pertaining to the registration of 143,022 shares of Common Stock, issuable under the 1984 Incentive Stock Option Plan.

On January 16, 2011, the Registrant entered into an Agreement and Plan of Merger with Comerica Incorporated, a Delaware Corporation (“Comerica”) (as amended, the “Merger Agreement”). The Merger Agreement provides for the Registrant to merge with and into Comerica (the “Merger”), with Comerica continuing as the surviving corporation following the Merger.

In connection with the pending Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27 day of July, 2011. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

STERLING BANCSHARES, INC.

By:	/s/ J. Downey Bridgwater

Name:	J. Downey Bridgwater
Title:	Chairman, President & Chief Executive Officer

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